Exhibit 99.3

Anti-Bribery
&
Anti-Corruption Policy

ANTI-BRIBERY & ANTI CORRUPTION POLICY

PURPOSE

Kallo Inc. and its subsidiaries (collectively, the "Company") has implemented and will continuously maintain a compliance and ethics program to educate employees about applicable laws and legislation aimed at preventing bribery and corruption and to proactively prevent the violations of these laws.

This program is in its nascent stage and has been implemented as a standard practice across existing and new employees as part of the Company's standard operating procedure.

The purpose of the Anti-Bribery & Anti-Corruption Policy (referred to as "the Policy") is to help the Company comply with applicable laws including the Foreign Corrupt Practices Act (US) and the Bribery Act (UK) (together referred to in this Policy as the "Anti- Corruption Laws"). Anti-Corruption Laws make it illegal for the Company, its officers, directors, employees and agents, and any stockholders acting on their behalf, to bribe any person or entity. The Company is also required to keep accurate and complete books and records and to maintain proper internal accounting controls. The Company's Code of conduct policy and procedure should read in conjunction with this policy.

All Company personnel are expected to conduct Company business legally and ethically. Improper gifts, payments or offerings of anything of value to customers, partners, government officials or other third parties could be violations of the Anti- Corruption Laws and might jeopardize the Company's growth and reputation. The use of Company funds or assets for any unlawful, improper or unethical purpose is prohibited. Specifically, it is the Company's policy to comply fully with Anti-Corruption Laws.

I. APPLICATION

The Company has implemented this Policy to prevent the violation of Anti-Corruption Laws, along with complementary standards and procedures required to be followed by the Company's officers, directors, employees, agents, consultants, joint ventures, and by contractors, vendors and sub-contractors with responsibilities that include interactions with third parties on behalf of the Company. This Policy, and its standards and procedures, are intended to eliminate any conduct that may violate Anti-Corruption Laws.

The Policy extends to all of the Company's domestic and foreign operations, including operations conducted by any departments, subsidiaries, agents, consultants or other representatives, and the operations of any joint venture or other business enterprise outside the United States in which the Company is a participant. This Policy also extends to all of the Company's financial record-keeping activities and is integrated with the obligations to which the Company is already subject by virtue of the federal and state securities laws, including the U.S. Securities and Exchange Act of 1934.

In operating outside of the US, the Company frequently comes into contact with foreign officials (defined in paragraph (III) (A) below) and business representatives while attempting to secure or renew existing business opportunities. The manner in which the Company may obtain or retain business, whether through: (a) submission of a winning bid; (b) direct negotiation with a prospective customer; (c) joining an existing concession; (d) negotiating a joint venture; or (e) engaging a third party as an agent or reseller, could create an environment in which the risk of bribery or other corrupt behavior may be increased.

It is against Company policy to bribe any person, directly or indirectly. There are U.S. and foreign laws that prohibit commercial bribery, and employees must not knowingly violate any such laws or engage any third party agents that may knowingly violate such laws. Employees responsible for the engagement of third party agents should use the procedures outlined in this Policy. If an employee has any questions about the application of the anti-bribery provisions in general, or the use of these Policy guidelines in connection with a transaction, then he or she should consult with a member of the Anti-Bribery & Corruption Committee, as defined in this Policy. Currently the Audit committee has the responsibility of the Anti-Bribery & Corruption Committee.

The Company's procedures are designed such that officers, employees, and agents will exercise due care to refrain from delegating substantial discretionary authority to individuals, within or outside the Company, who an officer or employee knows, or should know through the exercise of reasonable due diligence, may engage in illegal activities.

The Company will conduct quarterly reviews of its corporate policies and compliance programs regarding the anti-corruption laws of each foreign jurisdiction to which the Company, its officers, employees, agents, contractors, sub-contractors, affiliates, and subsidiaries may be subject.

II. SUMMARY OF ANTI-‐CORRUPTION LAWS

A.            Anti-‐bribery Provisions

Anti-Corruption Laws generally make it illegal to bribe third parties, including but not limited to business people and foreign officials in order to obtain or retain business or to secure any improper advantage.

For purposes of this Policy, a "foreign official" means any officer or employee of a foreign government (i.e., other than the United States) or any department, agency, or instrumentality thereof (which includes a government-owned or government-controlled state enterprise) or of a "public international organization," any person acting in an official capacity for or on behalf of a foreign government or government entity or of a public international organization, any foreign political party or party official, or any candidate for foreign political office. Thus, foreign officials include not only elected officials, but also consultants who hold government positions, employees of companies owned by foreign governments, political party officials intermediaries and others.

The term "public international organization" includes such organizations as the World Bank, the International Finance Corporation, the International Monetary Fund, and the Inter-American Development Bank. A member of the Company's Anti-Bribery & Corruption Committee should be contacted if there is a question whether an organization falls within the scope of the Policy.

As Anti-Corruption Laws prohibit both direct and indirect payments to third parties, the Company can be liable for improper payments made by its agents or other business associates. Accordingly, corrupt behavior is not excused by inserting a third party between the Company and the prospective customer or foreign official. Nor is the Company excused where such behavior was not sanctioned by the Company, but it knew or should have known that the agent or business associate it employed was likely to engage in such activity based on readily available information.

B.            Record-‐Keeping, Accounting and Payment Practices

The record-keeping provisions of Anti-Corruption Laws require the Company to keep its books, records and accounts in reasonable detail, accurately and such that they fairly reflect all transactions and dispositions of assets. Thus, Anti-Corruption Laws prohibit the mischaracterization or omission of any transaction on a company's books or any failure to maintain proper accounting controls that result in such a mischaracterization or omission. Keeping detailed, accurate descriptions of all payments and expenses is crucial for compliance purposes.  Accordingly, Company employees must follow applicable standards, principles, laws and Company practices for accounting and financial reporting. In particular, employees must be timely and complete when preparing all reports and records required by management. When dealing with transactions covered by this Policy, employees must obtain approval from the Company's Anti- Bribery & Corruption Committee, and, when appropriate, from the proper foreign governmental entities. Prior to paying or authorizing a payment to a third party and in particular to a foreign official, Company employees or agents should be sure that no part of such payment is to be made for any purpose other than that to be fully and accurately described in the Company's books and records. No one may create an undisclosed or unrecorded account of the Company for any purpose. False or artificial entries may not be made in the books and records of the Company for any reason. Finally, personal or third party funds may not be used to accomplish what is otherwise prohibited by Company policy.

C.            Internal Controls

The Company, as a publicly-traded company, has an obligation under law to establish effective accounting controls over all of its business transactions. This legal duty is satisfied by devising and maintaining a system of internal accounting controls sufficient to provide reasonable assurances that:

(a)	transactions are executed in accordance with management's general or specific authorization;

(b)
transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets;

(c)	access to assets is permitted only in accordance with management's general or specific authorization; and

the recorded accountability for assets is compared with the existing assets at reasonable intervals and  appropriate action is taken with  respect to any differences.  The

Company's employees are expected to facilitate the Company's compliance with its legal requirements to maintain adequate internal accounting and transactional controls and to cooperate fully with the Company's accountants, financial analysts, internal and external auditors, and all other personnel designated or appointed by the Company to enact and monitor these accounting and financial controls. Any attempt by an employee to circumvent these internal accounting and financial controls, or a failure by an employee to cooperate fully with the Company's accounting and financial personnel charged with devising and maintaining these internal controls, is a serious breach of Company policy, which may result in disciplinary action up to and including termination of employment for cause.

III. DUE DILIGENCE AND SELECTION OF THIRD PARTY REPRESENTATIVES AND BUSINESS PARTNERS

The Company is dedicated to the dynamic and profitable expansion of its operations worldwide. The Company will compete for all business opportunities vigorously, fairly, ethically, and legally, and will negotiate contracts in a fair and open manner. Regardless of any pressure exerted by local custom in a particular region, the Company will conduct business using only legal and ethical means.

This practice of fairness and professionalism must extend to the activities of the Company's agents, consultants, representatives and business partners, particularly those third parties who are in a position to violate Anti-Corruption Laws (individually Third Party and collectively Third Parties). The Company should be careful to avoid situations involving Third Parties that might lead to a violation of Anti- Corruption Laws. Therefore, prior to entering into an arrangement with any Third Party who may act on behalf of the Company in a country or territory, the Company will perform a due diligence investigation and obtain assurances of compliance with the provisions of Anti-Corruption Laws. It is important to note that the responsibility for the initiation of this process lies with the sales representatives or the business manager for the region in question. For specific requirements regarding engaging Third Parties, see the Policy for Engagement of Third Party Agents.

Company employees must follow the Company's requirements governing investigating, pre-qualifying, certifying and entering into agreements with Third Parties who will act on behalf of the Company in international transactions. A Third Party may be selected only after careful consideration of appropriate information depending on the circumstances. The Third Party must agree to appropriate monitoring and audit procedures by the Company or its designee.

In the event the Company merges with or acquires another company, the Company will review and evaluate all existing Third Party relationships with the acquired or merging company to bring about prompt compliance of the merged or acquired company with this Policy and the requirements of Anti- Corruption Laws.

All contracts and contract renewals within the scope of the Anti-Corruption Laws will contain provisions that represent that the parties have not engaged in activities, which contravene applicable anti- corruption laws.

In addition, each Third Party agreement shall contain an agreement that the Third Party shall provide the Company with audit rights and an undertaking that it shall not retain any sub-agent, sub-contractor, or representative without the prior written consent of the Company. Such contracts shall also provide for termination if there is violation of such undertakings, representations, and agreements.

The Company will determine the regions or countries that pose higher risks of corruption. It may also conduct audits of operations in such regions or countries of:

A.
the operating unit's books and records, with specific attention to payments and commissions to agents, consultants, contractors, and subcontractors with responsibilities that include interactions with individuals who may be considered foreign officials and to contributions to or by joint ventures;

B.
internal controls in respect to the retention of, and ongoing relationships with, selected agents, consultants, contractors, subcontractors, and joint venture partners sufficient to detect, and ensure compliance with, the Company's third party retention policies and procedures;

C.	selected Third Parties; and

D.	statement of employees, consultants, agents, contractors, subcontractors, and joint venture partners.

Failure to follow Company's requirements regarding Third Parties will subject an employee to disciplinary action and potential criminal sanctions.

Kallo has adopted a strict Due-Diligence Procedure created by a legal entity specialized in FCPA, Anti-Bribery & Anti-Corruption prevention and compliance. Attached to this document as an Addendum.

IV. PENALTIES

Anti-Corruption Laws are generally criminal statutes, and imposes severe criminal sanctions and liability on individuals and corporations that fail to comply with its provisions.

For instance as of 2011, individuals who violate the anti-bribery provisions of the Foreign Corrupt Practices Act (the "FCPA"), criminal penalties include fines of up to $250,000 or twice the amount of the gross pecuniary gain resulting from the improper payment, imprisonment of up to five years, or both.

Corporations may be fined up to $2,000,000, or, alternatively, twice their pecuniary gain, for criminal violations of the FCPA's anti-bribery provisions. In addition to criminal penalties, a civil penalty of up to $600,000 per violation may be imposed upon any company that violates the anti-bribery provisions, and against any officer, director, employee or agent of a company, or a stockholder acting on behalf of a company that violates the Act. The U.S. Department of Justice and the U.S. Securities Exchange Commission may also obtain injunctions to prevent FCPA violations.

Individuals who willfully violate the accounting provisions of the FCPA may be fined up to $1,000,000, imprisoned for up to twenty years, or both per violation. A corporation may be fined up to $25,000,000. Alternatively, both individuals and corporations violating the FCPA's accounting provisions may be subject to fines of up to twice the amount of any pecuniary gain or loss resulting from such violation.

Note that the Company is prohibited by the Act from indemnifying employees or other individuals acting on the Company's behalf from any personally imposed fines.

In addition to civil and criminal penalties, a person or company that violates the FCPA may be precluded from doing business with the U.S. government. Other penalties include denial of export licenses and debarment from programs under the Commodity Futures Trading Commission and the Overseas Private Investment Corporation.

In addition to criminal or civil sanctions by government agencies, violations of Anti- Corruption Laws and/or this Policy will also result in discipline by the Company that may include termination of employment.

The Company has established and will maintain an Anti-Bribery & Corruption Committee (the Committee) to supervise (i) all existing Third Parties for purposes of business development or lobbying in a foreign jurisdiction, (ii) the retention of any new Third Party for purposes of business development or lobbying in a foreign jurisdiction, (iii) the retention of any new Third Party for a project in which a foreign government or public international organization, or instrumentality of these entities, is the ultimate customer or beneficiary, and (iv) all related contracts. The Committee also will review the suitability of all prospective Third Parties, as well as the adequacy of the due diligence performed in connection with the selection of the Third Party, any subsequent due diligence relating to the continued suitability of the Third Party, and any due diligence in connection with the proposed retention of Third Parties for purpose of business development in a jurisdiction other than the United States. This Committee will never be composed of persons who are subordinate to the most senior officer of the department or unit responsible for the relevant transaction. The Committee will comprise the Company's Chief Compliance Officer for the Company's international matters, or, in each case, his or her designee. The Company's General Counsel (FCPA) will moderate any divisions within or non- unanimous decisions formed by the Committee.

The Committee will oversee the Company's formation of business relationships, focusing on the reputation and qualifications of these Third Parties for purposes of business development and lobbying in foreign jurisdictions, and for purposes of projects for foreign governments or public international organizations or instrumentalities of these entities. The "due diligence" conducted to verify that this oversight is effective will be maintained in the Committee's files.

The Company's Anti-Bribery & Corruption Committee is responsible for oversight of the policies, standards, and procedures established by this Policy. The Committee has the authority and responsibility to adopt and enforce monitoring and auditing systems reasonably designed to monitor conduct of the Company's employees and Third Parties, including the authority to retain outside counsel, investigators, and independent auditors to conduct investigations and audits. In addition, the Committee is authorized to modify the procedures adopted pursuant to the Policy, and to make modifications to the Policy as needed.

The Company has established a reporting system by which officers, employees, agents, consultants, and other representatives, as well as Third Parties, may report suspected criminal or improper conduct directly to the members of the Anti-Bribery & Corruption Committee. Such complaints may also be made anonymously through the Company's ethics and compliance website or hotline. Absent fraud, employees and Third Parties who make complaints related to this Policy shall not be the subject of retribution for the filing of such reports.

VI. RESPONSIBILITIES OF ALL COMPANY EMPLOYEES INVOLVED IN INTERNATIONAL MATTERS

This Policy will be communicated to all employees with responsibilities that include interactions with third parties, which pose a risk of violation of Anti-Corruption Laws. The Company will hold training concerning the requirements of Anti-Corruption Laws on a periodic basis for its employees involved in foreign projects. Every Company employee whose duties are likely to be carried out in places covered by Anti-Corruption Laws is expected to read, understand, and comply with this Policy. Periodic certifications of compliance with this Policy will be required, as will participation in Company Anti- Corruption training sessions as instructed by Company management.

Company employees, who learn of a violation, or suspected violation of Anti-Corruption Laws, are instructed to contact the Company's Anti-Bribery & Corruption Committee without delay.  If you have questions or problems concerning this Policy, you should contact the Committee at:

Anti-Bribery & Corruption Committee c/o Chief Compliance Officer Kallo Inc., 15 Allstate Parkway, Suite 600, Markham, ON, L3R3B4, Canada. Tel: +1.416.246.9997

VII. ANTI-BRIBERY & CORRUPTION HOTLINE AND WEBSITE

Please report any activity inconsistent with this Anti-Bribery & Corruption Policy to your manager, or directly to a member of the Anti-Bribery & Corruption Committee. If you do not feel comfortable talking to your manager, or to a member of the Anti-Bribery & Corruption Committee, the Company has enabled employees and others to anonymously report good faith concerns through the www.kalloinc.ca website or by calling a toll-free hotline. For calls placed from inside the United States or Canada, the hotline number is 1-855-362-8791. Toll-free numbers for calls outside of the United States or Canada are provided at www.kalloinc.ca. This service is available 24 hours a day, 7 days a week and is operated by an independent company. All calls are answered in English, When you call, a specially trained interviewer will document your concern and relay the information to a member of the Anti-Bribery & Corruption Committee. You will not be required to provide your name or otherwise reveal your identity. Currently this service is internal and will soon be outsourced to preserve the anonymity of the caller.

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